AMENDED AND RESTATED
                    AGREEMENT AND PLAN OF MERGER


                           BY AND BETWEEN


                          WFS BANCORP, INC.


                                 AND


                        EMPRISE BANK, WICHITA









                Entered Into as of November 30, 1995
           and Amended and Restated as of January 31, 1996







                              EXHIBIT A

                          TABLE OF CONTENTS

                        AMENDED AND RESTATED
                    AGREEMENT AND PLAN OF MERGER


Parties .........................................................  1
Preamble ........................................................  1

ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER ....................  1
         1.1  Merger ............................................  1
         1.2  Time and Place of Closing..........................  2
         1.3  Effective Time ....................................  2
         1.4  Related Mergers  ..................................  2
     1.5 Restructuring of Merger ................................  3

ARTICLE 2 - TERMS OF MERGER .....................................  3
         2.1  Charter............................................  3
         2.2  Bylaws ............................................  4
         2.3  Directors and Officers ............................  4

ARTICLE 3 - MANNER OF CANCELING SHARES OF WFS ...................  4
         3.1  Cancellation of Shares of WFS......................  4
         3.2  Termination of WFS Stock Plans ....................  4
         3.3  Dissenting Shareholders ...........................  4
         3.4  Conversion of Stock of Acquisition Company ........  4

ARTICLE 4 - SURRENDER OF SHARES..................................  5
         4.1  Surrender Procedures ..............................  5
         4.2  Rights of Former WFS Shareholders..................  5

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF WFS................  6
         5.1  Organization, Standing, and Power..................  6
         5.2  Authority; No Breach By Agreement..................  6
         5.3  Capital Stock......................................  7
         5.4  WFS Subsidiaries ..................................  7
         5.5  Financial Statements ..............................  8
         5.6  Absence of Certain Changes or Events ..............  8
         5.7  Tax Matters........................................  8
         5.8  Assets ............................................  9
         5.9  Environmental Matters.............................  10
         5.10 Compliance with Laws .............................  10
         5.11 Labor Relations...................................  11

         5.12 Employee Benefit Plans ............................ 11
         5.13 Material Contracts ................................ 13
         5.14 Legal Proceedings.................................. 14
         5.15 Reports............................................ 14
         5.16 Statements True and Correct........................ 14
         5.17 Regulatory Matters ................................ 15
         5.18 State Takeover Laws................................ 15
         5.19 Charter Provisions ................................ 15
         5.20 Insurance.......................................... 15
         5.21 Notes and Leases .................................. 15
         5.22 Personal Property.................................. 15

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF ACQUIROR .......... 16
         6.1  Organization and Standing.......................... 16
         6.2  Authority; No Breach by Agreement.................. 16
         6.3  Financial Statements .............................. 17
         6.4  Absence of Certain Changes or Events .............. 17
         6.5  Compliance with Laws .............................. 17
         6.6  Legal Proceedings ................................. 18
         6.7  Availability of Funds ............................. 18
         6.8  Statements True and Correct ....................... 18
         6.9  Regulatory Matters ................................ 18

ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION ...........  19
     7.1 Affirmative Covenants of WFS ........................... 19
         7.2  Negative Covenants of WFS.......................... 19
         7.3  Covenants of Acquiror.............................. 22
         7.4  Adverse Changes in Condition ...................... 22
         7.5  Reports ........................................... 22
         7.6  Treatment of Stock Options ........................ 23

 ARTICLE 8 - ADDITIONAL AGREEMENTS .............................. 23
         8.1  Proxy Statement; Shareholder Approval.............. 23
         8.2  Applications ...................................... 23
         8.3  Filings with State Offices ........................ 23
         8.4  Agreement as to Efforts to Consummate.............. 23
         8.5  Investigation and Confidentiality.................. 24
         8.6  Press Releases .................................... 24
         8.7  Certain Actions.................................... 24
         8.8  State Takeover Laws................................ 25
         8.9  Charter Provisions ................................ 25
         8.10 Employee Benefits and Contracts.................... 25
         8.11 Indemnification.................................... 26
         8.12 Availability of Funds ............................. 27

     8.13Dealings with ESOP ..................................... 27

ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO
          CONSUMMATE ............................................ 28
      9.1  Conditions to Obligations of Each Party............... 28
           (a) Shareholder Approval ............................. 28
           (b) Regulatory Approvals ............................. 28
           (c) Legal Proceedings ................................ 28
      (d)  ESOP Ruling .......................................... 29
      9.2  Conditions to Obligations of Acquiror ................ 29
           (a) Representations and Warranties ................... 29
           (b) Performance of Agreements and Covenants .......... 29
           (c) Certificates ..................................... 29
           (d) Accountant's Letters ............................. 30
      (e)  Related Mergers ...................................... 30
           (f) Stockholder Approval ............................. 30
      9.3  Conditions to Obligations of WFS ..................... 30
           (a) Representations and Warranties ................... 30
           (b) Performance of Agreements and Covenants .......... 30
           (c) Certificates ..................................... 30
           (d) Fairness Opinion ................................. 31

ARTICLE 10 - TERMINATION ........................................ 31
     10.1  Termination........................................... 31
     10.2  Effect of Termination................................. 32
     10.3  Non-Survival of Representations and Covenants......... 33

ARTICLE 11 - MISCELLANEOUS ...................................... 33
     11.1  Definitions........................................... 33
     11.2  Expenses ............................................. 40
     11.3  Brokers and Finders................................... 42
     11.4  Entire Agreement ..................................... 42
     11.5  Amendments ........................................... 42
     11.6  Waivers............................................... 43
     11.7  Assignment ........................................... 43
     11.8  Notices............................................... 43
     11.9  Governing Law......................................... 44
     11.10 Counterparts ......................................... 44
     11.11 Captions ............................................. 45
     11.12 Interpretations....................................... 45
     11.13 Enforcement of Agreement ............................. 45
     11.14 Severability ......................................... 45
     11.15 Restatement of Prior Agreement  ...................... 45

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of the 30th day of November, 1995, and amended and restated as of the 31st day of January, 1996, by and between WFS BANCORP, INC. ("WFS"), a Delaware corporation having its principal office located in Wichita, Kansas; and EMPRISE BANK, WICHITA ("Acquiror"), a Kansas corporation having its principal office located in Wichita, Kansas.


                                    Preamble

     The Boards of Directors of WFS and Acquiror are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of WFS by Acquiror pursuant to the merger of WFS with a wholly-owned Subsidiary of Acquiror to be hereafter formed and the Related Mergers contemplated, but not agreed upon, hereunder. At the effective time of the Merger, the outstanding shares of the capital stock of WFS shall be surrendered and canceled for the cash price per share as provided herein. As a result, shareholders of WFS shall be entitled to receive the cash price per share as provided herein in lieu of any shares or other securities of Acquiror or any other entity and the Surviving Corporation of the Merger and transactions contemplated hereunder shall continue to conduct the business and operations of WFS. The Merger described in this Agreement is subject to the approvals of the shareholders of WFS, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation ("FDIC"), and the State Banking Board of the State of Kansas, and the satisfaction of certain other conditions described in this Agreement.

     Certain terms used in this Agreement are defined in Section of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER


     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Acquiror shall have caused the formation of a wholly owned subsidiary of Acquiror (the "Acquisition Company") for the purpose of merging such Acquisition Company with and into WFS in accordance with the provisions of
Section 252 of the DGCL and Section 6702 of Chapter 17 of the Kansas Statutes (the "Merger"). WFS shall be the the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of WFS and Acquiror, and which Acquiror will cause to be approved by the Board of Directors and shareholders of the Acquisition Company prior to the Effective Time.

     1.2 Time and Place of Closing. The Closing will take place at 1:00 p.m. on the date that the Effective Time occurs or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Emprise Bank, Wichita, Kansas, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and other transactions contemplated by this Agreement, other than the Related Mergers, shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware and the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Kansas (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Acquiror shall determine and designate when the Effective Time occurs, which shall be not more than 10 days after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of WFS approve this Agreement; provided, however, that Acquiror shall not be required to designate a date for the Effective Time earlier than April 1, 1996. The designation of the Effective Time by Acquiror shall be made prior to the last to occur of the foregoing events and not less than 10 days prior to the Effective Time.

     1.4 Related Mergers. Acquiror intends to cause WFS and Wichita Federal Savings and Loan Association ("Wichita Federal") to be merged ("Related Mergers") into Acquiror as the Surviving Corporation of the Related Mergers. Concurrently with or at approximately the same time Acquiror files applications with the Regulatory Authorities for the necessary Consents for the Merger, Acquiror will file applications for the necessary Consents for the Related Mergers so that they may become effective at approximately the same time or shortly after the Effective Time. It is anticipated that each of WFS and Wichita Federal shall enter into Related Merger agreements with Acquiror on such terms as Acquiror may reasonably request and to take such actions in connection therewith as may reasonably be necessary to authorize and comply with such agreement and otherwise to cooperate with Acquiror in its efforts to effect the Related Mergers; provided, however (i) no WFS Company shall be requested to do any act in violation of any Law, existing Contract, or fiduciary duty, (ii) such Related Mergers shall not become effective until after the Effective Time, (iii) there shall be no stockholder approval by WFS or Wichita Federal of the Related Mergers until after the Effective Time, and (iv) such agreements for the Related Mergers will automatically terminate in the event of the termination of this Agreement prior to the Closing.

     1.5 Restructuring of Merger. On or before the Effective Time, Acquiror shall have the right to assign this Agreement to Emprise Financial Corporation ("EFC"), a Kansas corporation having its principal office in Wichita, Kansas, and the parent corporation of Acquiror. Such assignment to EFC shall include the right of EFC to form Acquisition Company as its wholly-owned subsidiary, if not then formed, or acquire all of the capital stock of Acquisition Company, if it has then been formed. In the event of such assignment, EFC shall cause the Merger between WFS and Acquisition Company, as the Subsidiary of EFC, to be consummated as provided in Section of this Agreement. Under such assignment, EFC shall acquire all of the rights and benefits of Acquiror hereunder and shall be liable to perform all of the obligations, duties, and covenants of the Acquiror, and the warranties and representations of Acquiror contained herein shall be those of EFC and shall be true and correct as to EFC. Notwithstanding such restructured Merger, the provisions of Section of this Agreement shall continue in effect insofar as they pertain to the Related Merger of Wichita Federal into Emprise Bank. Any such assignment shall be in writing with an executed copy furnished to WFS under which EFC expressly agrees to be bound by all of the covenants, agreements, representations, and warranties of the Acquiror hereunder. In addition, in the event the necessary consents of Regulatory Authorities are denied or Acquiror is advised that any Consent of a Regulatory Authority is likely to be materially delayed or denied due to the structure of the proposed Merger and Related Mergers under which WFS and Wichita Federal are being merged into Emprise Bank, then (i) Acquiror shall assign this Agreement to EFC as provided above, (ii) the applications for necessary Consents of the Regulatory Authorities shall be filed accordingly, (iii) Acquiror shall act diligently to process the amended or newly-filed applications and obtain the necessary Consents of the Regulatory Authorities as expeditiously as possible, and (iv) the date set forth in Section of this Agreement shall be changed to a date six months from the date of assignment contemplated in clause (i) above.


                                    ARTICLE 2
                                 TERMS OF MERGER

     2.1 Charter. The Articles of Incorporation of the Surviving Corporation of the Merger shall be amended and restated at and as of the Effective Time to read as did the Articles of Incorporation of Acquisition Company immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged or as otherwise provided by the DGCL) until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of the Surviving Corporation of the Merger shall be amended and restated at and as of the Effective Time to read as did the Bylaws of the Acquisition Company immediately prior to the Effective Time (except as otherwise provided by the DGCL).

     2.3 Directors and Officers. The directors and officers of the Acquisition Company in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors and officers, respectively, of the Surviving Corporation of the Merger from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation, as amended and restated as of the Effective Time.


                                    ARTICLE 3
                        MANNER OF CANCELING SHARES OF WFS

     3.1 Cancellation of Shares of WFS. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror, WFS, or the shareholders of either of the foregoing, all shares of WFS Common Stock issued and outstanding immediately prior to the Effective Time, including the shares issued and held by the ESOP, irrespective of whether such shares have been allocated to the accounts of participants, and the MRRP, shall be canceled on the books of WFS and in consideration therefor Acquiror shall make a cash payment equal to $23.25 ("Merger Cash Price") to the holders thereof for each such share canceled as herein provided.

     3.2 Termination of WFS Stock Plans. At or prior to the Effective Time, all employee stock options under the WFS Stock Plan shall be deemed vested and exercisable, whether or not then exercisable, and shall be canceled and terminated and in consideration therefor the holders of such options shall be paid by WFS (or Acquiror as necessary) from funds of WFS a cash payment for each share subject to the option in an amount equal to the difference between the Merger Cash Price for each such share and the price the holder was required to pay for such share upon the exercise of the option.

     3.3 Dissenting Shareholders. Any holder of shares of WFS Common Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the DGCL and surrendered to WFS the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of WFS fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Acquiror shall issue and deliver the consideration to which such holder of shares of WFS Common Stock is entitled under this Article (without interest) upon surrender by such holder of the certificate or certificates representing shares of WFS Common Stock held by such holder.

     3.4 Conversion of Stock of Acquisition Company. At and as of the Effective Time of the Merger, each share of Common Stock of the Acquisition Company shall be converted into one share of Common Stock, $.01 par value per share, of the Surviving Corporation.

                                    ARTICLE 4
                               SURRENDER OF SHARES

     4.1 Surrender Procedures. Within two business days after the Effective Time, Acquiror shall cause the exchange agent selected by Acquiror (the "Exchange Agent") to mail to the former shareholders of WFS appropriate transmittal materials, which shall specify that delivery shall be effected only upon proper delivery of the certificates representing shares of WFS Common Stock or options to purchase WFS Common Stock, that the shares of WFS Common Stock or options to purchase WFS Common Stock have been canceled, and that the consideration to be paid for such shares or options shall be paid only upon delivery and surrender of such certificates or option agreements. If Acquiror elects not to select another Person as Exchange Agent, then Acquiror shall be deemed to be the Exchange Agent for all purposes under this Agreement. After the Effective Time, each holder of shares of WFS Common Stock or options to purchase WFS Common Stock issued and outstanding at the Effective Time (other than shareholders who elect to perfect their dissenters' rights of appraisal in accordance with Section of this Agreement) shall surrender the certificate or certificates representing such shares or options to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section or of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section of this Agreement. Acquiror shall not be obligated to deliver the consideration to which any former holder of WFS Common Stock or options to purchase WFS Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of WFS Common Stock or option or options to purchase WFS Common Stock for which the consideration is to be paid as provided in Section or of this Agreement. The certificate or certificates of WFS Common Stock (other than certificates of shareholders who elect to perfect their dissenters' rights of appraisal in accordance with Section of this Agreement) so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Acquiror, WFS, nor the Exchange Agent shall be liable to a holder of WFS Common Stock or options to purchase WFS Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former WFS Shareholders. At the Effective Time, the stock transfer books of WFS shall be closed as to holders of WFS Common Stock immediately prior to the Effective Time and no transfer of WFS Common Stock by any such holder shall thereafter be made or recognized. At the Effective Time all shares of WFS Common Stock shall be canceled on the stock register and transfer books of WFS. Until surrendered in accordance with the provisions of Section of this Agreement, each certificate theretofore representing shares of WFS Common Stock or option or options to purchase WFS Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section or of this Agreement upon surrender of the certificate, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by WFS in respect of such shares of WFS Common

Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.


                                    ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF WFS

     WFS hereby represents and warrants to Acquiror as follows:

     5.1 Organization, Standing, and Power. WFS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on the business of WFS as now conducted and to own, lease, and operate WFS' Assets. WFS is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of WFS' Assets or the nature or conduct of WFS' business requires WFS to be so qualified or licensed.

     5.2  Authority; No Breach By Agreement.

          (a) WFS has the corporate power and authority necessary to execute, deliver, and perform WFS' obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of WFS, subject to the approval of this Agreement by the holders of the outstanding WFS Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by WFS. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of WFS, enforceable against WFS in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by WFS, nor the consummation by WFS of the transactions contemplated hereby, nor compliance by WFS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of WFS' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any WFS Company under, any Contract or Permit of any WFS Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS, or (iii) subject to receipt of the requisite approvals referred to in Section of this Agreement, violate any Law or Order applicable to any WFS Company or any of their respective material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS, no notice to, filing with, or Consent of, any public body of authority is necessary for the consummation by WFS of the Merger and the other transactions contemplated in this Agreement.

     5.3  Capital Stock.

          (a) The authorized capital stock of WFS consists of (i) 5,000,000 shares of WFS Common Stock, par value $.01 per share, of which 1,657,871 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of serial preferred stock, par value $.01 per share, none of which is issued and outstanding and none of which shall be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of WFS are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of WFS has been issued in violation of any Laws or any preemptive rights of the current or past shareholders of WFS. WFS has reserved (i) 160,360 shares of WFS Common Stock for issuance under the WFS Stock Plan pursuant to which options to purchase not more than 137,018 shares of WFS Common Stock are outstanding, (ii) 64,146 shares for issuance under the MRRP, pursuant to which grants of not more than 57,534 shares of WFS Common Stock are outstanding, and (iii) 128,292 shares for issuance under the ESOP and which have been issued to the ESOP, pursuant to which 21,235 shares have been allocated to the accounts of participants. Prior to the Effective Time, no additional options to purchase shall be granted under the WFS Stock
Plan, no additional grants of shares shall be made to the MRRP, and no additional shares shall be issued to the ESOP.

          (b) Except as set forth in Section of this Agreement, there are no shares of capital stock or other equity securities of WFS outstanding and no outstanding Rights relating to the capital stock of WFS.

     5.4 WFS Subsidiaries. WFS has disclosed in Section of the WFS Disclosure Memorandum all of the WFS Subsidiaries as of the date of this Agreement. Except as disclosed in Section of the WFS Disclosure Memorandum, WFS or one of WFS' Subsidiaries owns all of the issued and outstanding shares of capital stock of each WFS Subsidiary. No equity securities of any WFS Subsidiary are or may become required to be issued by reason of any Rights, and there are no Contracts by which any WFS Subsidiary is bound to issue additional shares of its capital stock or Rights or by which any WFS Company is or may be bound to transfer any shares of the capital stock of any WFS Subsidiary. There are no Contracts relating to the rights of any WFS Company to vote or to dispose of any shares of the capital stock of any WFS Subsidiary. All of the shares of capital stock of each WFS Subsidiary held by a WFS Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such

Subsidiary is incorporated or organized and are owned by the WFS Company free and clear of any Lien. Each WFS Subsidiary is either a savings association or corporation and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each WFS Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Each WFS Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Savings Association Insurance Fund.

     5.5 Financial Statements. WFS has included in Section of the WFS Disclosure Memorandum copies of all WFS Financial Statements which have been prepared for periods ended prior to the date hereof and will deliver to Acquiror copies of all WFS Financial Statements prepared subsequent to the date hereof. The WFS Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the WFS Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the WFS Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the WFS Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect). To the Knowledge of WFS, the WFS Companies have no material contingent liabilities not reflected on the WFS Financial Statements other than those disclosed in Section of the WFS Disclosure Memorandum.

     5.6 Absence of Certain Changes or Events. Since June 30, 1995, except as disclosed in the WFS Financial Statements delivered prior to the date of this Agreement or as disclosed in Section of the WFS Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS. To the Knowledge of WFS, there are no impending termination, expiration, or loss of Contracts, franchises, licenses, Permits, or other Assets that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on WFS.

     5.7  Tax Matters.

          (a) All Tax returns required to be filed by or on behalf of any of the WFS Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1994, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all returns filed are complete and accurate to the Knowledge of WFS. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit or examination being made by any taxing authority and no notice has been received by any WFS Company of an upcoming audit or examination by any taxing authority. As of the date of this Agreement, there is no deficiency or refund Litigation with respect to any Taxes, except as reserved against in the WFS Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) None of the WFS Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) Adequate provision for any Taxes due or to become due for any of the WFS Companies for the period or periods through and including the date of the respective WFS Financial Statements has been made and is reflected on such WFS Financial Statements.

          (d) Deferred Taxes of the WFS Companies have been provided for in accordance with GAAP. To the Knowledge of WFS, there is no item of deferred taxable income which will become taxable due to the consummation of the Merger or the Related Mergers that is reasonably likely to have a Material Adverse Effect on WFS, other than as disclosed in Section of the WFS Disclosure Memorandum.

     5.8 Assets. Except as disclosed in Section of the WFS Disclosure Memorandum or as disclosed or reserved against in the WFS Financial Statements delivered prior to the date of this Agreement, the WFS Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the WFS Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with WFS' past practices. All Assets which are material to WFS' business on a consolidated basis, held under leases or subleases by any of the WFS Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. None of the WFS Companies has received notice from any insurance carrier that
(i) any insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policies of insurance will be substantially increased. The Assets of the WFS Companies include all Assets required to operate the business of the WFS Companies as presently conducted. Section of the WFS Disclosure Memorandum lists all of the real estate owned by the WFS Companies, and except as disclosed therein, title to all of such real properties are insured under an owner's title insurance policy issued by a title insurance company authorized to do business in the state where the property is located.

     5.9  Environmental Matters.

          (a) Except as disclosed in Section of the WFS Disclosure Memorandum, to the Knowledge of WFS, each WFS Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS.

          (b) There is no Litigation pending or, to the Knowledge of WFS, threatened before any court, governmental agency or authority, or other forum in which any WFS Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment or presence of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any WFS Company or any of its Participation Facilities, except for such Litigation pending or threatened which is disclosed in Section of the WFS Disclosure Memorandum.

          (c) There is no Litigation pending or, to the Knowledge of WFS, threatened before any court, governmental agency or authority, or other forum in which any WFS Company with respect to its Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment or presence of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is disclosed in Section of the WFS Disclosure Memorandum.

          (d) To the Knowledge of WFS, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS.

          (e) To the Knowledge of WFS, there have been no releases and there is no presence of Hazardous Material in, on, under, or affecting any property referred to above, including any Participation Facility or Loan Property, except such as are disclosed in Section of the WFS Disclosure Memorandum.

     5.10 Compliance with Laws. WFS is duly registered as a savings and loan holding company under the HOLA. Each WFS Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a WFS Company, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a WFS Company. None of the WFS Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS; and

          (b) since January 1, 1994, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any WFS Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS or (iii) requiring any WFS Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner related to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.11 Labor Relations. No WFS Company is the subject of any litigation asserting that it or any other WFS Company has committed an unfair labor practice (within the meaning of the National Relations Act or comparable state law) or seeking to compel it or any other WFS Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any WFS Company, pending or threatened, nor is there any activity involving any WFS Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.12 Employee Benefit Plans.

          (a) WFS has disclosed in Section of the WFS Disclosure Memorandum, and has delivered or made available to Acquiror prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any WFS Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "WFS Benefit Plans"). Any of the WFS Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "WFS ERISA Plan."

          (b) Except as disclosed in Section of the WFS Disclosure Memorandum, all WFS Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS. Each WFS ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and WFS is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of WFS, no WFS Company has engaged in a transaction with respect to any WFS Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any WFS Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or
Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS.

          (c) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any WFS Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any entity which is considered one employer with WFS under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate"), which Liability is reasonably likely to have a Material Adverse Effect on WFS. No WFS Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA
(regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on WFS. No Notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any WFS Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (d) No WFS Company has any Liability for retiree health and life benefits under any of the WFS Benefit Plans and there are no restrictions on the rights of such WFS Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on WFS.

          (e) Except as disclosed in Section of the WFS Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including the Related Mergers) will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any WFS Company from any WFS Company under any WFS Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any WFS Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS.

          (f) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any WFS Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the WFS Financial Statements to the extent required by and in accordance with GAAP.

          (g) No WFS Company has any Contract or obligation of any nature to pay or provide, and is not now paying or providing, to any former director, officer, or employee, any periodic or other payment or other consideration or benefit, including life or health insurance, except as disclosed in Section of the WFS Disclosure Memorandum.

     5.13 Material Contracts. Except as disclosed in Section of the WFS Disclosure Memorandum, none of the WFS Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any WFS Company or the guarantee by any WFS Company of any such obligation
(other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), or any Contract relating to any loans or indebtedness of any WFS Company (including any loan from the Federal Home Loan Bank) which will be accelerated or could at the option of the lender or creditor of such indebtedness be accelerated, either before or after the consummation of the transactions contemplated by this Agreement (including the Related Mergers), by virtue of this Agreement or such consummation, (iii) any Contract, accepted order, or other commitment for the purchase or sale of materials, services, or supplies having a total remaining contract price in excess of $10,000, (iv) any contract containing any restrictions on any party thereto competing with any of the WFS Companies or any of the WFS Companies competing with any Person or otherwise restricting any of the WFS Companies in the conduct of their business, (v) any other Contract which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on any WFS Company or which was entered into other than in the ordinary and usual course of business, and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by WFS with the SEC as of the date of this Agreement that has not been filed as an exhibit to WFS' Form 10-K filed for the fiscal year ended September 30, 1994, or in another SEC Document and identified to Acquiror (together with all Contracts referred to in Sections and of this Agreement, the "WFS Contracts"). With respect to each WFS Contract and except as disclosed in Section of the WFS Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no WFS Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS; (iii) no WFS Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of WFS, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material

Adverse Effect on WFS, or has repudiated or waived any material provision thereunder. All of the indebtedness of any WFS Company for money borrowed (other than Federal Home Loan Bank advances) is prepayable at any time by such WFS Company without penalty or premium.

     5.14 Legal Proceedings. Except as disclosed in Section of the WFS Disclosure Memorandum, there is no Litigation instituted, pending, or, to the Knowledge of WFS, threatened (or unasserted but considered probable of assertion) against any WFS Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS, nor are there any Orders of any Regulatory Authorities, other than governmental authorities, or arbitrators outstanding against any WFS Company that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS.

     5.15 Reports. Since January 1, 1992, or the date of organization if later, each WFS Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WFS). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.16 Statements True and Correct. None of the information supplied or to be supplied by any WFS Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to WFS' shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a WFS Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of WFS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any WFS Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. The Proxy Statement and any amendment thereof or supplement thereto to be mailed to shareholders, and any document to be filed with any Regulatory Authority shall prior to such mailing or filing be submitted to and approved by Acquiror.

     5.17 Regulatory Matters. No WFS Company has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.18 State Takeover Laws. Each WFS Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable state takeover Law, including Section 203 of the DGCL.

     5.19 Charter Provisions. Each WFS Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement (including the Related Mergers) do not and will not result in the grant of any Rights to any Person under the Certificate of Incorporation, Bylaws, or other governing instruments of any WFS Company or restrict or impair the ability of Acquiror or any of its Subsidiaries or Affiliates to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any WFS Company that may be directly or indirectly acquired or controlled by it.

     5.20 Insurance. Section of the WFS Disclosure Memorandum contains a complete list of all insurance policies presently in effect. All the insurance policies and bonds currently owned by any WFS Company are in full force and effect.

     5.21 Notes and Leases. To the Knowledge of WFS, all promissory notes and leases owned by Wichita Federal at the Effective Time will represent bona fide indebtedness or obligations to Wichita Federal and are and will be enforceable in accordance with their terms without valid set-offs or counterclaims, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles affecting creditors' rights generally; provided, however, no representation or warranty is made in this Agreement as to the collectibility of such notes and leases.

     5.22 Personal Property. Each of the WFS Companies has good and marketable title to all of the machinery, equipment, materials, supplies, and other property of every kind, tangible or intangible, contained in its offices and other Participation Facilities or shown as assets in its records and books of account, free and clear of all Liens. All leases of personal property to which any of the WFS Companies is a party as lessee and which are material to its operations are valid and enforceable in accordance with their terms, and there has been no Default by any party thereto that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on WFS. All of such personal property owned or leased by a WFS Company is in good operating condition, normal wear and tear excepted.

                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror hereby represents and warrants to WFS as follows:

     6.1 Organization and Standing. Acquiror is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Kansas and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. The Acquisition Company will be a duly organized and validly existing Kansas corporation and a wholly-owned Subsidiary of Acquiror in good standing under the Laws of the State of Kansas at the Effective Time.

     6.2  Authority; No Breach by Agreement.

          (a) Acquiror has the corporate power and authority necessary to execute, deliver, and perform Acquiror's obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Acquiror. This Agreement represents a legal, valid, and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Acquiror, nor the consummation by Acquiror of the transactions contemplated hereby, nor compliance by Acquiror with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Acquiror's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Acquiror Company under, any Contract or Permit of any Acquiror Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, or (iii) subject to receipt of the requisite approvals referred to in Section of this Agreement, violate any Law or Order applicable to any Acquiror Company or any of their respective material Assets.

          (c) Other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by any Acquiror Company of the Merger and the other transactions contemplated in this Agreement.

     6.3 Financial Statements. Acquiror has disclosed in Section of the Acquiror Disclosure Memorandum all Acquiror Financial Statements which have been prepared for periods ended prior to the date hereof and will deliver to WFS copies of all Acquiror Financial Statements prepared subsequent to the date hereof. The
Acquiror Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Acquiror Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Acquiror Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Acquiror Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

     6.4 Absence of Certain Changes or Events. Since December 31, 1994, except as disclosed in the Acquiror Financial Statements delivered prior to the date of this Agreement or as disclosed in Section of the Acquiror Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. To the Knowledge of Acquiror, there are no impending termination, expiration, or loss of Contracts, franchises, licenses, Permits, or other Assets that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Acquiror.

     6.5 Compliance with Laws. EFC is duly registered as a bank holding company under the BHC Act. Each Acquiror Company has in effect all permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Except as disclosed in Section of the Acquiror Disclosure Memorandum, no Acquiror Company:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror; and

          (b) since January 1, 1994, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Acquiror Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, or (iii) requiring any Acquiror Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.6 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Acquiror, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Acquiror Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Acquiror Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

     6.7 Availability of Funds. As of the date of this Agreement and at the Effective Time, Acquiror has, and will have, available sufficient liquid funds to enable it to satisfy its payment obligations pursuant to this Agreement.

     6.8 Statements True and Correct. None of the information supplied or to be supplied by any Acquiror Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to WFS' shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any Acquiror Company or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of WFS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Acquiror Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.9 Regulatory Matters. No Acquiror Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. Upon consummation of the Merger, Acquiror will continue to satisfy all regulatory requirements with respect to capital adequacy and will continue to maintain regulatory capital ratios at a level sufficient for Acquiror (or Acquiror's depository institution in the case Acquiror is EFC) to qualify as a "well-capitalized" institution under regulations promulgated pursuant to the Federal Deposit Insurance Corporation Act.


                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of WFS. Unless the prior written consent of Acquiror shall have been obtained, and except as otherwise expressly contemplated herein, WFS shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course and in accordance with past practices; (ii) preserve intact its business organization and Assets and maintain its rights and franchises; (iii) make reasonable efforts to keep available to Acquiror Companies the services of the present officers and employees of WFS Companies; (iv) make reasonable efforts to preserve the good will of customers and others having business relations with WFS Companies; (v) maintain the properties of WFS Companies in customary repair, working order, and condition (reasonable wear and tear excepted); (vi) keep in force at not less than their present limits all existing policies of insurance under which WFS Companies are the insured; and (vii) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby (including the Related Mergers) without imposition of a condition or restriction of the type referred to in the last sentence of Section of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of WFS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, WFS covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree to commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Acquiror, or Emprise Bank, Wichita, if it is not the Acquiror at that time, which consent shall not be unreasonably withheld:

          (a) amend the Certificate of Incorporation, Bylaws, or other governing instruments of any WFS Company; or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a WFS Company to another WFS Company) in excess of an aggregate of $200,000 (for the WFS Companies on a consolidated basis) except in the ordinary course of the business of WFS or its Subsidiaries consistent with past practices (which exception shall include, for WFS Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U. S. government or agency securities), or impose, or suffer the imposition of, on any Asset of any WFS Company any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in Section of the WFS Disclosure Memorandum), or, whether or not in the ordinary course of business of WFS or its Subsidiaries consistent with past practices, (i) incur any debt or other obligation for borrowed money having a maturity of more than two years, (ii) enter into any loan commitment in excess of $200,000 other than residential mortgages intended for secondary market sale, or (iii) enter into a commitment to loan to or purchase a loan of a borrower who does not reside or do business in the State of Kansas or commit to enter into or purchase a loan which is secured by property located outside the State of Kansas; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under WFS Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any WFS Company, or declare or pay any dividend or make any other distribution in respect of WFS' capital stock, provided that WFS may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of WFS Common Stock at a rate not in excess of $.10 per share with usual and regular record and payment dates in accordance with past practice disclosed in Section of the WFS Disclosure Memorandum and such dates may not be changed without the prior written consent of Acquiror; provided, further, that, with respect to the calendar quarter in which the Effective Time occurs: (i) no dividend may be paid by WFS if the Effective Time occurs on or before the tenth day of such quarter; (ii) a dividend equal to one-third (1/3) of the regular quarterly dividend that could otherwise be permissibly paid during such quarter pursuant to this Section may be paid by WFS if the Effective Time occurs after the tenth day of such quarter but on or before the 40th day of such quarter; (iii) a dividend equal to two-thirds (2/3) of the regular quarterly dividend that would otherwise be permissibly paid during such quarter pursuant to this Section may be paid by WFS if the Effective Time occurs after the 40th day of such quarter, but on or before the 70th day of such quarter; and (iv) the dividend that could otherwise be permissibly paid during such quarter pursuant to this Section may be paid by WFS if the Effective Time occurs after the 70th day of such quarter; or

          (d) except pursuant to the exercise of stock options outstanding as of the date hereof under the WFS Stock Plan and pursuant to the terms thereof in existence on the date hereof or the vesting of shares of WFS Common Stock under the MRRP or the ESOP and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of WFS Common Stock or any other capital stock of any WFS Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any WFS Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of WFS Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any WFS Subsidiary (unless any such shares of stock are sold or otherwise transferred to another WFS Company) or any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U. S. Treasury securities or U. S. Government agency securities, which in either case have maturities of three years or less, purchase any securities, including mortgage-backed securities, or make any material investment, either by purchase of stock (other than capital stock of the Federal Home Loan Bank of Topeka relative to the acquisition of any new advances) or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned WFS Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any WFS Company, except in accordance with past practices disclosed in Section of the WFS Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section of the WFS Disclosure Memorandum; enter into or amend any severance agreements with officers of any WFS Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any WFS Company except in accordance with past practice disclosed in Section of the WFS Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any WFS Company and any Person (unless such amendment is required by Law); or

          (i) except as disclosed in Section of the WFS Disclosure Memorandum, adopt any new employee benefit plan of any WFS Company or make any material change in or to any existing employee benefit plans of any WFS Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) except as disclosed in Section of the WFS Disclosure Memorandum, make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any WFS Company for money damages of $50,000 or more or any restrictions upon the operations of any WFS Company; or

          (l) modify, amend, or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $100,000) or waive, release, compromise, or assign any material rights or claims.

     7.3 Covenants of Acquiror. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Acquiror covenants and agrees that it shall take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section of this Agreement, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. Acquiror further agrees that from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, without the prior written approval of WFS, Acquiror shall not agree to make any acquisition of an unaffiliated financial institution which could reasonably be expected to jeopardize or delay beyond April 1, 1996, any Consent of a Regulatory Authority required for the transactions contemplated hereby.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries or Affiliates which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

     7.6 Treatment of Stock Options. WFS shall use its best efforts to obtain an agreement from each holder of an employee stock option under the WFS Stock Plan to the effect that while such holder is an employee of WFS such holder will not exercise the option prior to the Effective Time or termination of this Agreement.


                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

     8.1 Proxy Statement; Shareholder Approval. After execution of this Agreement, WFS shall promptly call a Shareholders' Meeting, to be held as soon as reasonably practicable for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) WFS shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to WFS' shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of WFS shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to its shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of WFS shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approval.

     8.2 Applications. Acquiror shall with due diligence prepare and file, and WFS shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement, including the Related Mergers, seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement, including the Related Mergers. Acquiror shall provide WFS the opportunity to review such applications prior to the filing of such applications with the Regulatory Authorities and shall regularly advise WFS as to the progress in obtaining the requisite Consents.

     8.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Acquiror shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware and the Certificate of Merger with the Secretary of State of the State of Kansas in connection with the Closing.

     8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement (including the Related Mergers), including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein (including the Related Mergers) and to cause to be satisfied the conditions referred to in Article of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement, including the Related Mergers.

     8.5  Investigation and Confidentiality.

          (a) Prior to the Effective Time, WFS shall keep Acquiror advised of all material developments relevant to its business and the business of its Subsidiaries and to consummation of the Merger and shall permit Acquiror to make or cause to be made such investigation of the business and properties of it and its Subsidiaries, including, at the expense of Acquiror, environmental audits, and of their respective financial and legal conditions as Acquiror reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by Acquiror shall affect the representations and warranties of WFS.

          (b) In addition to Acquiror's obligations under the Confidentiality Agreement, Acquiror shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by WFS Companies concerning WFS Companies' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, Acquiror shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from WFS Companies.

          (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or reasonably may have a Material Adverse Effect on the other Party.

     8.6 Press Releases. Prior to the Effective Time, WFS and Acquiror shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7  Certain Actions.

          (a)  Except  with  respect  to this  Agreement  and  the  transactions contemplated hereby, no WFS Company nor any Affiliate thereof nor any Representative retained by any WFS Company shall directly or indirectly solicit any Acquisition Proposal by any Person. No WFS Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but WFS may communicate information about such an Acquisition Proposal received at or before the Shareholders' Meeting to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. WFS shall promptly notify Acquiror orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction, whether received before or after the Shareholders' Meeting.

          (b) Notwithstanding the foregoing, the WFS Companies, Affiliates, and Representatives are not obligated to take any of the actions set forth in subsection (a), or refrain from taking any of the actions set forth in subsection (a), if the Board of Directors of WFS, after consultation with WFS' legal counsel, determines in good faith that such actions or inactions (including the notice required by the last sentence of subsection (a)) would be inconsistent with its fiduciary obligations. If, in the event of an Acquisition Proposal, the Board of Directors of WFS, after consultation with WFS' legal counsel, determines that it is in the best interests of WFS and its shareholders to take, or seek to take, one or more actions in response to such Acquisition Proposal, then no such action taken by WFS in response thereto, including the termination of this Agreement, shall be deemed to be, or to result in, a breach of any of the representations, warranties, covenants, agreements, or restrictions of WFS contained in this Agreement; provided, however, WFS shall have no right to take any such actions, including a termination of this Agreement, in response to any Acquisition Proposal or inquiries or discussions pertaining to a possible Acquisition Proposal made or received after the approval of this Agreement by the shareholders of WFS; and provided further, that any such action taken by WFS shall be subject to the provisions of Section
 .

     8.8 State Takeover Laws. Each WFS Company shall take all necessary steps to exempt the transactions contemplated by this Agreement (including the Related Mergers) from, or if necessary challenge the validity or applicability of, any applicable state takeover Law, including Section 203 of the DGCL.

     8.9 Charter Provisions. Each WFS Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, including the Related Mergers, do not and will not result in the grant of any Rights to any Person under the Certificate of Incorporation, Bylaws, or other governing instruments of any WFS Company or restrict or impair the ability of Acquiror or any of its Subsidiaries or Affiliates to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any WFS Company that may be directly or indirectly acquired or controlled by it.

     8.10 Employee Benefits and Contracts. Following the Effective Time, Acquiror shall provide generally to officers and employees of the WFS Companies who become employees of Acquiror employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Acquiror Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Acquiror Companies to their similarly situated officers and employees; provided that, other than the employees of the WFS Companies who are parties to the employment or severance Contracts disclosed in Section of the WFS Disclosure Memorandum, any employee of WFS who is not offered employment by Acquiror at the Effective Time or whose employment is terminated after the Effective Time as a result of the Merger shall receive the severance benefits in accordance with the letter dated October 31, 1995, of Emprise Bank, Wichita, to the Board of Directors of WFS ("Severance Procedure Letter"). For purposes of participation and vesting (but not for benefit accrual) under such employee benefit plans, the service of the employees of the WFS Companies prior to the Effective Time shall be treated as service with an Acquiror Company participating in such employee benefit plans to the extent reasonably and legally practicable. Acquiror also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting, and other compensation Contracts disclosed in Section of the WFS
Disclosure Memorandum to Acquiror between any WFS Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the WFS Benefit Plans. Each director of WFS who is not retained as a director of the Surviving Corporation shall be paid a bonus in consideration of past services in the amount of $12,000, which is the amount of the present directors' fees for one year of regular monthly meetings.

     8.11 Indemnification.

          (a) Acquiror shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the WFS Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement, including the Related Mergers) to the full extent permitted by WFS' Certificate of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, Acquiror shall cause the Surviving Corporation to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Acquiror and the Indemnified Party.

          (b) Acquiror shall and shall cause the Surviving Corporation to use its reasonable efforts (and WFS shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time WFS' existing directors' and officers' liability insurance policy (provided that Acquiror may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of WFS given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance.

          (c) Acquiror shall not be liable for any settlement effected without its prior written consent; and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (d) If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section .

     8.12 Availability of Funds. Prior to the Effective Time, Acquiror shall have deposited with the Exchange Agent sufficient funds to enable it to satisfy its payment obligations pursuant to this Agreement.

     8.13 Dealings with the ESOP.

          (a) The Parties agree (i) that, subject to satisfying the provisions of Section of this Agreement, the loan by WFS to the ESOP under documents dated June 3, 1994 (the "Loan") shall be paid off by the ESOP as soon as practicable following the Merger using proceeds from the sale of WFS Common Stock by the ESOP pursuant to the Merger, (ii) that any and all unallocated assets or funds remaining in the ESOP after the Loan is paid off pursuant to the immediately preceding clause shall be allocated as soon as possible after the Loan is paid off, to the maximum extent permitted under the law (as defined hereafter) to the ESOP accounts of the persons who are participants in the ESOP as of the day preceding the Merger, and that such allocation to such participants shall be made during the Plan Year of the ESOP in which the Merger is consummated; and
(iii) that, until the maximum allocation under clause (ii) of this sentence has been made for the Plan Year in which the Merger is consummated, no person shall become a new participant in the ESOP as of or after the Effective Time, the ESOP shall not be merged into any other qualified plan, nor shall any other qualified plan be merged into the ESOP, and neither the Acquiror nor any affiliate of the Acquiror (or any successor of either of the foregoing) may seek to obtain a reversion of any portion of the unallocated assets of the ESOP.

          (b) The phrase "to the maximum extent permitted under the law" in clause (ii) of Section shall mean to the maximum extent permitted under Section 415 of the Internal Revenue Code, and for this purpose treating as "annual additions" under Section 415 of the Internal Revenue Code only that portion of the unallocated assets and funds under the ESOP that is equal to X multiplied by [Y divided by Z], where X equals the dollar amount of assets to be allocated to each participant's ESOP account, Y equals the price at which WFS common stock was initially purchased by the ESOP, and Z equals the price at which the WFS common stock held by the ESOP is sold to Acquisition Company.

          (c) Nothing in this Section shall require the Acquiror to make additional contributions to the ESOP or, after the maximum allocation described in clause (ii) of Section has been made, prohibit it from terminating the ESOP, merging it into another qualified plan of the Acquiror or the Surviving Corporation, or otherwise deal with the ESOP for the remaining unallocated assets or funds of the ESOP as Acquiror deems advisable; provided, however, and notwithstanding the foregoing, under no circumstances shall the Acquiror or any affiliate of the Acquiror (or any successor of either of the foregoing) seek to obtain a reversion of any portion of the unallocated assets of the ESOP.


                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby, except those obligations which will continue after any termination of this Agreement as otherwise provided herein, are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section of this Agreement:

          (a) Shareholder Approval. The shareholders of WFS shall have approved this Agreement, and the consummation of the transactions contemplated hereby, other than the Related Mergers, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the Merger and the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital in excess of the amount of capital set forth in Section of the Acquiror Disclosure Memorandum, but not including any requirements that Assets or deposits be divested in order to cure any asserted anti-trust concern, the parties agreeing that the risk of such divestiture requirements is assumed by Acquiror) which in the reasonable judgment of the Board of Directors of Acquiror would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Acquiror would not, in its reasonable judgment, have entered into this Agreement.

          (c) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (d) ESOP Ruling. If no private letter ruling or other documentation or evidence has been received establishing to the reasonable satisfaction of the parties that the ESOP may repay the loan from WFS from the proceeds received by the ESOP under the Merger for the WFS Common Stock issued to the ESOP without causing the loan to fail to qualify as an exempt loan under Internal Revenue Code Section 4975(e)(7) and regulations thereunder.

     9.2 Conditions to Obligations of Acquiror. The obligations of Acquiror to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Acquiror pursuant to Section of this Agreement:

          (a) Representations and Warranties. For purposes of this Section , the accuracy of the representations and warranties of WFS set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of WFS set forth in Section of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount. The representations and warranties of WFS set forth in Sections , , and of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of WFS set forth in this Agreement (excluding the representations and warranties set forth in Sections , , , and ) such that the aggregate effect of such inaccuracies would have, or reasonably may have, a Material Adverse Effect on WFS; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of WFS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. WFS shall have delivered to Acquiror (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section and Section of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by WFS' Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, other than the Related Mergers, all in such reasonable detail as Acquiror and its counsel shall request.

          (d) Accountant's Letters. Acquiror shall have received from KPMG Peat Marwick LLP letters dated not more than five days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding WFS, in form and substance reasonably satisfactory to Acquiror, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard No. 72.

          (e) Related Mergers. Each of WFS and Wichita Federal shall have entered into a Related Merger agreement in accordance with the terms of Section and the other provisions of this Agreement upon a reasonable request of Acquiror.

          (f) Stockholder Approval. Neither the stockholders of WFS nor of Wichita Federal shall have approved either of the Related Mergers prior to the Effective Time.

     9.3 Conditions to Obligations of WFS. The obligations of WFS to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by WFS pursuant to Section of this Agreement.

          (a) Representations and Warranties. For purposes of this Section , the accuracy of the representations and warranties of Acquiror set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Acquiror set forth in Sections and of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Acquiror set forth in this Agreement (excluding the representations and warranties set forth in Sections and ) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Acquiror; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Acquiror to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Acquiror shall have delivered to WFS (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections and of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Acquiror's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, other than the Related Mergers, all in such reasonable detail as WFS and its counsel shall request.

          (d) Fairness Opinion. WFS shall have received from Charles Webb & Company a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the Merger Cash Price is fair, from a financial point of view, to the holders of WFS Common Stock.


                                   ARTICLE 10
                                   TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of the Agreement by the shareholders of WFS, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Acquiror and the Board of Directors of WFS; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section of this Agreement in the case of WFS and Section in the case of Acquiror or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section of this Agreement in the case of WFS and Section in the case of Acquiror; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section of this Agreement in the case of WFS and Section in the case of Acquiror or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

          (d) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section of this Agreement in the case of WFS and Section in the case of Acquiror or in material breach of any covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby (other than the Related Mergers) shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of WFS fail to vote their approval of this Agreement and the transactions contemplated hereby, other than the Related Mergers, as required by the DGCL and the rules of the NASD at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 1996, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section ; or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section of this Agreement in the case of WFS and Section in the case of Acquiror or in material breach of any covenant or other agreement contained in this Agreement) in the event any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section of this Agreement) cannot be satisfied or fulfilled by the date specified in Section of this Agreement as the date after which such Party may terminate this Agreement; or

          (g) By the Board of Directors of WFS pursuant to Section , provided it has complied with all of the provisions thereof, including the notice provisions thereof, and provided further, that after approval of this Agreement by the shareholders of WFS, Section of this Agreement shall no longer be operative or permit WFS to take any of the actions referred to therein, including any right to terminate this Agreement.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section and Article and Section of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections , , and of this Agreement shall not relieve the breaching Party from Liability pursuant to Section for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section and Articles , , , and and Sections , , and of this Agreement.


                                   ARTICLE 11
                                  MISCELLANEOUS

     11.1 Definitions.

          (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "Acquiror Companies" shall mean, collectively, Acquiror and all Acquiror Subsidiaries of Acquiror or any parent corporation of which Acquiror is a Subsidiary.

          "Acquiror Disclosure Memorandum" shall mean the written information entitled "Acquiror Disclosure Memorandum" delivered prior to the date of this Agreement to WFS describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "Acquiror Financial Statements" shall mean (i) the Consolidated Statements of Condition of EFC as of September 30, 1995, December 31, 1994, and December 31, 1993, Income Statements for periods ending the same date, and the Interim Report on Form FR-Y9C dated June 30, 1995, filed with the Board of Governors of the Federal Reserve System, (ii) the Call Reports of Emprise Bank ended December 31, 1993, December 31, 1994, and September 30, 1995, and (iii) the same Consolidated Statements of EFC and Call Reports of Emprise Bank with respect to periods ended subsequent to the above Statements and Call Reports. The Acquiror Financial Statements shall include related notes and schedules, if any, on any of the foregoing Statements and Call Reports.

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries, the purchase or lease of a substantial portion of the Assets of such Party or its Subsidiaries, or the acquisition by the foregoing or other means of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Amended and Restated Agreement and Plan of Merger.

          "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "Business Combination" shall mean an acquisition of, merger or combination with, share exchange involving any class of voting stock of, sale of more than 25% of the consolidated assets by, or other business combination involving, or tender offer for or sale or issuance of any equity securities involving an acquisition by a third party of more than 25% of the voting stock of, WFS.

          "Certificate of Merger" shall mean the Certificate of Merger to be executed by Acquisition Company and filed with the Secretary of State of Delaware and with the Secretary of State of the State of Kansas relating to the Merger as contemplated by Section of this Agreement.

          "Confidentiality   Agreement"   shall   mean   that   certain   letter
     Confidentiality Agreement, dated August 30, 1995, between WFS and Emprise Bank, Wichita.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall have the meaning provided in Section of this Agreement.

          "ESOP" shall mean the WFS Bancorp, Inc., Employee Stock Ownership Plan executed April 24, 1994, and made effective January 1, 1994.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "GAAP"   shall  mean   generally   accepted   accounting   principles,
     consistently applied during the periods involved.

          "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, and shall specifically include asbestos.

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

          "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceedings, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement (including the Related Mergers), but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned or controlled by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest, and, where required by the context, includes any such property where such Party or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

          "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (including the Related Mergers), provided that "material adverse effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws (including deposit insurance assessments for depository Subsidiaries) of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, savings associations, or their holding companies, and (c) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "MRRP" shall mean the WFS Bancorp, Inc. "Management Recognition and Retention Plan" ratified by the WFS shareholders on January 18, 1995.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean either WFS or Acquiror, and "Parties" shall mean both of WFS and Acquiror.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Proxy Statement" shall mean the proxy statement used by WFS to solicit the approval of WFS' shareholders of the transactions contemplated by this Agreement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the FDIC, the State Banking Board of the State of Kansas, and any other federal or state regulatory agency having jurisdiction over the Parties and their respective Subsidiaries or parent company of which they are a Subsidiary, the NASD, and the SEC.

          "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

          "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC Documents" shall mean all forms, proxy statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries or parent company of which it is a Subsidiary with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Shareholders' Meeting" shall mean the meeting of the shareholders of WFS to be held pursuant to Section of this Agreement, including any adjournment or adjournments thereof.

          "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Surviving Corporation" shall mean the surviving corporation resulting from the Merger or if used in the context of a Related Merger, the surviving corporation of the Related Merger.

          "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

         "WFS Common Stock" shall mean the $.01 par value common stock of WFS.

         "WFS Companies" shall mean, collectively, WFS and all WFS Subsidiaries.

          "WFS Disclosure Memorandum" shall mean the written information entitled "WFS Bancorp, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Acquiror describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto. Reference in this Agreement to a Section of this Agreement shall also include a reference to the corresponding Section of the WFS Disclosure Memorandum.

          "WFS Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of WFS as of June 30, 1995, and as of September 30, 1994 and 1993, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended June 30, 1995, and for each of the three fiscal years ended September 30, 1994, 1993, and 1992, as filed by WFS in SEC Documents, and (ii) the consolidated balance sheets of WFS (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1995.

          "WFS Stock Plan" shall mean the existing stock option plan of WFS designated as follows: WFS Bancorp, Inc. "1994 Stock Option and Incentive Plan" ratified by the WFS shareholders on January 18, 1995.

          "WFS Subsidiaries" shall mean the Subsidiaries of WFS, which shall include the WFS Subsidiaries described in Section of this Agreement.

          (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

          Acquisition Company                Section 1.1
          Closing                            Section 1.2
          Effective Time                     Section 1.3
          ERISA Affiliate                    Section 5.12(c)
          Exchange Agent                     Section 4.1
          Merger                             Section 1.1
          Merger Cash Price                  Section 3.1
          Related Mergers                    Section 1.4
          Severance Procedure Letter         Section 8.10
          Termination Event                  Section 11.2(b)
          WFS Benefit Plans                  Section 5.12(a)
          WFS ERISA Plan                     Section 5.12(a)

          (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses.

          (a) Except as otherwise provided in this Section , each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder (including the Related Mergers), including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

          (b) Notwithstanding the foregoing, if any of the following occurs:

               (i)  any termination of this Agreement

                       a) by Acquiror pursuant to Section (but only in the case of a willful breach by WFS of a representation or warranty), (but only in the case of a willful breach by WFS of a covenant), or (but only on the basis of the failure to satisfy any of the conditions enumerated in Section (but only upon or after the occurrence of a Termination Event), (but only in the case of a willful breach by WFS of a representation or warranty), or (but only in the case of a willful breach by WFS of a covenant)) of this Agreement, or

                       b) by WFS pursuant to Section (but only on the basis of the failure to satisfy any of the conditions enumerated in Section (but only upon or after the occurrence of a Termination Event) or ) or of this Agreement, or

                       c) by either Party pursuant to Section (ii) (but only upon or after the occurrence of a Termination Event) of this Agreement, or

               (ii) failure to consummate the Merger by reason of any failure to satisfy the conditions enumerated in Section (but only upon or after the occurrence of a Termination Event), (but only in the case of a willful breach by WFS of a representation or warranty), (but only in the case of a willful breach by WFS of a covenant), , , or of this Agreement, then WFS covenants, acknowledges, and agrees that for a period of 12 months following the occurrence of any of the above, it shall be a specific, absolute, and unconditional binding condition to WFS' entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, or conditional) with respect to, or recommending shareholder acceptance of, any Business Combination with any third party, that such third party that is a party to the Business Combination shall pay to Acquiror, prior to the time the Business Combination is announced to the public by press release or otherwise, an amount in cash equal to $1,700,000, which sum represents one of the inducements of Acquiror to enter into this Agreement, and the direct costs and expenses (including, without limitation, fees and expenses of Acquiror's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by Acquiror in negotiating and carrying out the transactions contemplated by this Agreement (including the Related Mergers), and the indirect costs and expenses incurred by Acquiror in connection with the transactions contemplated by this Agreement (including the Related Mergers), including Acquiror's management time devoted to negotiation and preparation for such transaction. In the event such third party shall fail or refuse to pay such amounts, the amounts shall be an obligation of WFS and shall be paid by WFS promptly upon notice to WFS by Acquiror.

          (c) Notwithstanding the foregoing, if:

               (i) this Agreement is terminated by WFS pursuant to Section (but only in the case of a willful breach by Acquiror of a representation or warranty), (but only in the case of a willful breach by Acquiror of a covenant), or (but only on the basis of the failure to satisfy any of the conditions enumerated in Section (but only in the case of a willful breach by Acquiror of a representation or warranty), or (but only in the case of a willful breach by Acquiror of a covenant)) of this Agreement, or

               (ii) the Merger is not consummated by reason of any failure to satisfy the conditions enumerated in Section (but only in the case of a willful breach by Acquiror of a representation or warranty) or (but only in the case of a willful breach by Acquiror of a covenant) of this Agreement,

Acquiror shall promptly pay WFS an amount in cash equal to $1,700,000 which sum represents the direct cost and expenses (including, without limitation, fees and expenses of WFS' financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by WFS in negotiating and carrying out the transactions contemplated by this Agreement and the indirect costs and expenses incurred by WFS in connection with the transactions contemplated by this Agreement, including WFS' management time devoted to negotiation and preparation for such transaction.

          For purposes of this Section , "Termination Event" shall mean the occurrence of any of the following: (i) the Shareholders' Meeting shall have been canceled prior to the termination of this Agreement; (ii) WFS' Board of Directors shall have withdrawn or modified in a manner adverse to Acquiror the recommendation of WFS' Board of Directors with respect to the Merger or this Agreement; or (iii) this Agreement and the consummation of the transactions contemplated hereby, including the Merger, shall not have been approved at the Shareholders' Meeting after any Person made, or disclosed an intention to make, or had negotiations pertaining to, an Acquisition Proposal and this fact is communicated to a material number of the WFS shareholders, whether by direct or indirect communication by any Person, public announcement, or other public disclosure.

     11.3 Brokers and Finders. Except for Charles Webb & Company as to WFS and except for Keefe, Bruyette & Woods, Inc. as to Acquiror, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, including the Related Mergers. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by WFS or Acquiror, each of WFS and Acquiror, as the case may be, agrees to indemnify and hold the other harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement of the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section of this Agreement, for the Confidentiality Agreement and, except as to Section of this Agreement, for the Severance Procedure Letter). Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections and of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of WFS Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of WFS Common Stock will be canceled and surrendered in exchange for the Merger Cash Price shall not be amended after the Shareholders' Meeting in a manner adverse to the holders of WFS Common Stock without any requisite approval of the holders of the issued and outstanding shares of WFS Common Stock entitled to vote thereon.

     11.6 Waivers.

          (a) Prior to or at the Effective Time, Acquiror, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by WFS, to waive or extend the time for the compliance or fulfillment by WFS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Acquiror under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Acquiror.

          (b) Prior to or at the Effective Time, WFS, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Acquiror, to waive or extend the time for the compliance or fulfillment by Acquiror of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of WFS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of WFS.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     WFS:              WFS Bancorp, Inc
                       340 South Broadway
                       Wichita, KS  67202
                       Telecopy Number:  (316) 383-8484

                       Attention: Burton G. Dunlap
                                  President and Chief Executive Officer

     Copy to Counsel:  Alston & Bird
                       601 Pennsylvania Avenue, N.W.
                       North Building, Suite 250
                       Washington, D.C.  20004
                       Telecopy Number:  (202) 508-3333

                       Attention: Frank M. Conner III


     Acquiror:         Emprise Bank, Wichita
                       130 North Market
                       P. O. Box 2970
                       Wichita, KS  67201
                       Telecopy Number:  (316) 383-4399

                       Attention: M. D. Michaelis
                                Chairman of the Board

                         or     Thomas A. Page
                                President and CEO

     Copy to Counsel:  Morris, Laing, Evans Brock &
                       Kennedy, Chartered
                       Fourth Floor - 200 West Douglas
                       Wichita, KS  67202-3084
                       Telecopy Number:  (316) 262-5991

                       Attention: Ralph R. Brock

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Kansas, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties.

     11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provisions of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.15 Restatement of Prior Agreement. This Agreement amends, restates, and supersedes in its entirety the Agreement and Plan of Merger entered into as of the 30th day of November, 1995, between the Parties hereto.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.



                                WFS BANCORP, INC.

ATTEST:
                                BY   /s/ Burton G. Dunlap
                                    -------------------------------------
                                    BURTON G. DUNLAP,
  /s/ Robert McGrath                President and Chief Executive Officer
- -------------------------------
               Secretary

[CORPORATE SEAL]




                                EMPRISE BANK, WICHITA

ATTEST:
                                BY  /s/ M. D. Michaelis
                                   -----------------------------------
                                    M. D. MICHAELIS,
  /s/ Joye B. Haneberg              Chairman of the Board
- -------------------------------
               Secretary

[CORPORATE SEAL]